BioAmber Reports First Quarter 2016 Financial Results

Montreal, Canada, May 3, 2016. BioAmber Inc. (NYSE: BIOA), a leader in renewable materials, today announced operational and financial results for the three months ended March 31, 2016.

Highlights included:

•	Production in the first quarter continued to ramp up, with plant up-time averaging 70% in the last three weeks of the quarter;
•	Sales of bio-succinic acid in the first quarter of 2016 were $1.5 million, an increase of 297% compared to the same period last year and an increase of 31% over the previous quarter;
•	The Sarnia plant received ISO 9001, ISO 14001, OHSAS 18001 and FSSC 22000 certifications.

“We are making steady progress in ramping up Sarnia, from both a production and a sales perspective.   Our transition to an operating company is complete and we are focused on reaching full production capacity and selling the output of the plant,” said Jean-Francois Huc, BioAmber’s Chief Executive Officer.  “As we ramp up, the macro environment in which we operate is beginning to improve and higher oil prices could lead to greater demand for biobased products in the second half of the year,” he added.

Operational Highlights

•	Fermentation continued to meet targets for productivity, sugar yield and final concentration;
•	Since a production problem in February, plant uptime and percentage of off-spec product improved significantly, reaching target levels in recent weeks;
•	The average selling price was unchanged from the previous quarter, despite lower oil prices;
•	The Company did not have any lost-time injuries in Q1 2016.

Financial Highlights

•	In January 2016 the Company raised $11.9 million in net proceeds from a public equity offering;
•	In February 2016 Mitsui & Co. invested $CAD25 million in the Sarnia joint venture in exchange for a 10% equity stake in the plant, increasing its minority ownership interest from 30% to 40%;
•	Cash on hand was $14.1 million as of March 31, 2016;
•	After the end of the quarter the Sarnia joint venture secured a CAD$10 million loan from BDC Capital, a subsidiary of the Business Development Bank of Canada.

Q1 2016 Financial Results

Revenues for the quarter ended March 31, 2016 were $1.5 million, an increase of 297% compared to the same period last year and an increase of 31% over the previous quarter. The increase in revenue was driven by volume growth in product sales.

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Gross loss for the quarter ended March 31, 2016 was $1.6 million, compared to a gross profit of $57,000 for the same period last year.  The loss was due to higher cost of goods sold resulting from Sarnia fixed costs and off-spec product reprocessing costs that were allocated to the cost of goods sold.

Research and development expenses for the quarter ended March 31, 2016 decreased to $1.8 million from $4.6 million for the same period last year. The higher costs recorded last year were the result of certain commissioning and start-up costs incurred in the quarter that were recorded as research and development expenses.

Sales and marketing expenses for the quarter ended March 31, 2016 were unchanged at $1.2 million, compared to the same period last year.

General and administrative expenses for the quarter ended March 31, 2016 were unchanged at $2.6 million, compared to the same period last year.

Depreciation of property and equipment and amortization of intangible asset expense increased to $1.2 million for the quarter ended March 31, 2016 from $72,000 for the same period last year. This increase was due to the depreciation of Sarnia facility assets following the beginning of production.

For the quarter ended March 31, 2016, the Company incurred a net financial charge of $3.4 million, compared to a charge of $571,000 for the same period last year.  The net financial charge for the year was the result of interest expense on long-term loans in the amount of $619,000, and a non-cash charge of $2.8 million related to changes in the fair market value of the warrants issued in connection with the Company’s initial public offering (IPO Warrants) and warrants issued in 2009 and 2011 (Legacy Warrants).

The Company recorded a net loss attributable to BioAmber Inc. shareholders of $10.9 million, or a loss of $0.39 per share for the quarter ended March 31, 2016, compared to a net loss of $8.4 million, or a loss of $0.38 per share for the same period last year.

The Adjusted Net Loss Attributable to BioAmber Inc. Shareholders for the quarter ended March 31, 2016 was $8.1 million, or a loss of $0.29 per share, compared to an Adjusted Net Loss Attributable to BioAmber Inc. Shareholders of $8.6 million, or a loss of $0.39 per share for the same period last year.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP financial metric that excludes, for the quarter ended March 31, 2016 and 2015, the impact of the change in fair value of the IPO and Legacy Warrants.

Please refer to Annex A: “Non-GAAP Financial Information—Adjusted Net Loss Attributable to BioAmber Inc. Shareholders” for more information regarding this non-GAAP financial metric.

Webcast and Conference Call Information

BioAmber will discuss these results on a live audio webcast, which will be available on the Internet to investors, members of the news media and the general public at 4:30 p.m. Eastern Time on May 3rd, 2016. To access the webcast of the conference call, go to the company’s website, www.bio-amber.com.   Audio of the teleconference is also available by dialing:

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North American callers:  +1 (888) 390-0546

International callers: (416) 764-8688

Teleconference replays will be available through May 10, 2016: Domestic: 1-888-390-0541

International: 416-764-8677   Passcode: 620021#

A replay of the webcast will also be available approximately two hours after the conclusion of the live webcast on BioAmber’s website, for a period of 30 days.

About BioAmber

BioAmber (NYSE: BIOA) is a renewable materials company. Its innovative technology platform combines biotechnology and catalysis to convert renewable feedstock into building block materials that are used in a wide variety of everyday products including plastics, paints, textiles, food additives and personal care products.  For more information visit www.bio-amber.com

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the beginning of our commercial operations and the ramping-up of our sales for our Sarnia Bio-SA facility.   All statements other than statements of historical fact contained in this press release are forward-looking statements.  These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions.  Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond BioAmber’s control.  BioAmber’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements.  All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  For additional disclosure regarding these and other risks faced by BioAmber, see disclosures contained in BioAmber's public filings with the SEC including, the "Risk Factors" section of BioAmber's most recent Annual Report on Form 10-K.

BioAmber Investor Contact

Mike Hartmann

Executive Vice President

514-844-8000 Ext. 120

mike.hartmann@bio-amber.com

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BioAmber Inc.
Consolidated Statements of Operations
(unaudited, in thousands)

	Three Months ended March 31,
	2016	2015
	$	$
Revenues
Product sales	1,458	367
Total revenues	1,458	367
Cost of goods sold	3,062	310
Gross (loss) profit	(1,604)	57
Operating expenses
General and administrative	2,624	2,628
Research and development, net	1,849	4,609
Sales and marketing	1,156	1,153
Depreciation of property and equipment and amortization of intangible assets	1,153	72
Foreign exchange loss	121	55
Operating expenses	6,903	8,517

Operating loss	8,507	8,460
Amortization of debt discounts	601	66
Financial charges (income), net	3,446	571
Other expense (income), net	(24)	(22)
Loss before income taxes	12,530	9,075
Income taxes	6	33
Net loss	12,536	9,108
Net loss attributable to:
BioAmber Inc. shareholders	10,946	8,398
Non-controlling interest	1,590	710
	12,536	9,108

Net loss per share attributable to BioAmber Inc. shareholders - basic	0.39	0.38
Weighted-average of common shares outstanding - basic	28,182	21,838

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BioAmber Inc.
Consolidated Balance Sheet Information
(unaudited, in thousands)
	As of March 31, 2016	As of December 31, 2015
Assets	$	$
Current assets:
Cash and cash equivalents	14,059	6,974
Accounts receivable	1,430	979
Inventories	2,188	1,749
Prepaid expenses and other current assets	2,460	1,142
Total current assets	20,137	10,844
Property and equipment, net	129,127	122,543
Investment in cost and equity method investment	447	447
Intangible assets including goodwill	6,926	6,977
Restricted cash	576	541
Deferred financing costs	470	435
Total assets	157,683	141,787

Liabilities
Current Liabilities:
Accounts payable and accrued liabilities	4,734	15,834
Income taxes payable	95	112
Deferred grants	3,664	3,438
Short-term portion of long term debt	10,104	10,297
Total current liabilities	18,597	29,681
Long-term debt	28,083	28,492
Warrants financial liability	15,066	12,232
Other long term liabilities	460	443
Total liabilities	62,206	70,848
Redeemable non-controlling interest	42,990	24,584
Shareholders’ Equity	52,487	46,355
Total Liabilities and Shareholders’ Equity	157,683	141,787

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BioAmber Inc.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three months ended March 31,
	2016	2015
	$	$
Operating Activities
Net Loss	(12,536)	(9,108)
Adjustments to reconcile net loss to cash:
Stock-based compensation	950	1,508
Depreciation and amortization	1,153	72
Financial charge (income), net	2,449	(8)
Amortization of debt discounts	601	66
Change in working capital	(12,901)	1,536
Other	—	11
Net cash used in operating activities	(20,284)	(5,923)

Investing Activities
Acquisition of property and equipment	(26)	—
Change in restricted cash	—	(29,056)
Investment in cost and equity method investments	—	(413)
Net cash used in investing activity	(26)	(29,469)

Financing Activities
Deferred financing costs	(198)	(144)
Issuance of long-term debt	—	5,416
Repayment of long-term debt	(2,382)	—
Government grants	—	4,076
Net proceeds from issuance of shares	11,859	3
Proceeds from issuance of shares by a subsidiary	17,726	2,062
Net cash provided by financing activities	27,005	11,413
Foreign exchange impact on cash	390	(1,039)
Decrease in cash	7,085	(25,018)
Cash, beginning of period	6,974	51,043
Cash, end of period	14,059	26,025

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ANNEX A: Non-GAAP Financial Information

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders

BioAmber presents Adjusted Net Loss Attributable to BioAmber Inc. Shareholders as a supplemental measure of BioAmber’s performance.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP financial metric that excludes, for the quarter ended March 31, 2016 and 2015, the impact of the change in fair value of the warrants issued in connection with the Company’s IPO and the Legacy Warrants issued in 2009 and 2011. The above items are excluded from BioAmber’s Adjusted Net Loss Attributable to BioAmber Inc. Shareholders because these items are non-cash in nature, or because the amount and timing of these items are either unpredictable or not driven by current operating results and renders comparisons with prior periods and competitors less meaningful.  BioAmber believes Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a useful measure for analysts and investors to evaluate BioAmber’s future ongoing performance as this measure allows for a more meaningful comparison of BioAmber’s projected cash earnings and performance with its historical results from prior periods and to the results of its competitors.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders corresponds more closely to the cash operating income generated from BioAmber’s business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of BioAmber’s business.

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders has certain limitations in that it does not take into account the impact of certain expenses to BioAmber’s consolidated statements of operations.  In evaluating Adjusted Net Loss Attributable to BioAmber Inc. Shareholders, you should be aware that in the future BioAmber may incur expenses similar to the adjustments in this presentation. BioAmber’s presentation of Adjusted Net Loss Attributable to BioAmber Inc. Shareholders should not be construed as an inference that BioAmber’s future results will be unaffected by unusual or non-recurring items. Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is not a measurement of BioAmber’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP.

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BioAmber Inc.
Non-GAAP Financial Information
(unaudited, in thousands, except for share data)
	Three Months ended March 31,
	2016	2015
	$	$
Net loss attributable to BioAmber Inc. Shareholders	10,946	8,398
Deduct:
Warrants Revaluation	2,834	(180)
Adjusted Net Loss attributable to BioAmber Inc. shareholders	8,112	8,578

Adjusted net loss per share attributable to
BioAmber Inc. shareholders - basic	0.29	0.39

Weighted-average of common shares
outstanding- basic	28,182	21,838

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